Exhibit 99.1

NEWS RELEASE

CONTACT:

Brendan Harrington, Interim Chief Executive Officer

(716) 887-7244

CTG Announces Changes in Executive Leadership Team

and Plan to Resume Share Repurchases

BUFFALO, N.Y. — October 31, 2014 — CTG (NASDAQ: CTG), an information technology (IT) staffing and solutions company, today announced it had named Filip J.L Gydé, Senior Vice President and General Manager of CTG Europe, as Interim Executive Vice President of Operations and John M. Laubacker, CTG’s Treasurer, as the Company’s Interim Chief Financial Officer. Michael J. Colson, Senior Vice President, Solutions, has voluntarily resigned from his position to devote his energies to interests in community service and to pursue other career opportunities.

CTG’s Board of Directors has begun a search for a permanent Chief Executive Officer following the previously announced death of CTG Chairman and CEO James R. Boldt and the appointment of Brendan M. Harrington, the Company’s CFO, as Interim CEO. The Board will consider internal and external candidates for the CEO position, and has engaged a leading global executive search firm that specializes in chief executive and senior managerial positions to help identify external candidates.

The Company also announced today it plans to resume active repurchase of its shares. Approximately 750,000 shares are available for repurchase under its current authorizations.

Interim CEO Brendan M. Harrington commented, “These new appointments enhance our ability to lead the company through this transition period. Filip will support me in managing CTG’s operations while John will assume the responsibilities of the CFO until a permanent CEO is appointed. Both Filip and John have many years of experience in their current roles at CTG, and having worked closely with them during that time, I am confident in their abilities to take on these expanded responsibilities. We also have deep leadership, sales, and technical strength in our Solutions business, and I am confident that our healthcare, data analytics, and other IT solutions directors and teams are well prepared to move this business forward.”

Mr. Harrington added, “We were last active under our share repurchase program in the second quarter of this year. However, given our strong cash position and the recent price of CTG’s shares, we believe it is an opportune time and a good use of our capital to resume actively repurchasing our shares.”

As General Manager of CTG’s European operations, which contributed approximately 18% to the Company’s total 2013 revenue, Mr. Gydé is responsible for sales and delivery of IT services to CTG’s clients across Europe, as well as its administrative operations in Europe. He joined CTG in 1990 when the Company acquired Rendeck International, a multi-national European IT consulting firm, where he was a senior business consultant. He held several management positions of progressively greater responsibility prior to being named General Manager of CTG’s European operations in 2001. Mr. Gydé was educated as a civil construction engineer at the State University in Ghent, Belgium, and obtained an MBA degree at the Instituut voor Postuniversitair Onderwijs (IPO Management School, now Antwerp Management School) in Antwerp, Belgium.

A Certified Public Accountant, Mr. Laubacker joined CTG in 1996 and was named Treasurer in 2006. He is responsible for management of the treasury, audit and financial reporting functions for CTG. Prior to joining CTG, Mr. Laubacker was a Senior Manager employed by KPMG from 1988 to 1996. He is a graduate of St. John Fisher College with a Bachelor of Science degree in Accounting.

About CTG

CTG develops innovative IT solutions to address the business needs and challenges of companies in several higher-growth industries including healthcare, technology services, energy, and financial services. As a leading provider of IT and business solutions to the healthcare market, CTG helps healthcare institutions, physician practice groups, payers, and related organizations achieve clinical and financial goals. CTG has developed for the healthcare provider and payer markets unique, proprietary software solutions that support better and lower cost healthcare. CTG also provides managed services IT staffing for major technology companies and large corporations. Backed by nearly 50 years of experience, proprietary methodologies, and an ISO 9001-certified management system, CTG has a proven track record of delivering high-value, industry-specific solutions. CTG operates in North America and Western Europe. CTG posts news and other important information online at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, current and proposed legislation and governmental regulations that may affect the Company and/or its customers, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2013 Form 10-K, which is incorporated by reference and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

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